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                                                                    Exhibit 23.2



The Board of Directors
OTG Software, Inc.:

We consent to incorporation by reference in the registration statement (No. 333-__) on Form S-8 of OTG Software, Inc. of our report dated February 4, 2000, relating to the consolidated balance sheets of OTG Software, Inc. and subsidiary as of December 31, 1999, and 1998, and the related consolidated statements of operations, stockholders' deficit, and cash flows for each of the years in the three-year period ended December 31, 1999, and all related schedules, which report appears in the Form S-1 of OTG Software, Inc. filed on March 9, 2000.

                                             KPMG LLP

McLean, Va
April 21, 2000